Exhibit 99.1

Heritage Commerce Corp Reports Earnings of $10.6 Million for the Second Quarter of 2020

San Jose, CA — July 23, 2020 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company (the “Company”) for Heritage Bank of Commerce (the “Bank”), today announced second quarter 2020 net income of $10.6 million, or $0.18 per average diluted common share, compared to $11.4 million, or $0.26 per average diluted common share, for the second quarter of 2019, and $1.9 million, or $0.03 per average diluted common share, for the first quarter of 2020. For the six months ended June 30, 2020, net income was $12.5 million, or $0.21 per average diluted common share, compared to $23.5 million, or $0.54 per average diluted common share, for the six months ended June 30, 2019. All results are unaudited.

“Our results improved in the second quarter of 2020; however, the ongoing impact of the Coronavirus pandemic continues to weigh heavily on our communities and market,” said Keith A. Wilton, President and Chief Executive Officer. “We benefitted from a 5% sequential quarter growth in loan balances during the second quarter of 2020, which primarily resulted from the addition of $324.6 million in Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans that funded during the quarter. These loans are fully guaranteed by the SBA. In addition, total deposits increased 16% in the second quarter of 2020 from the first quarter 2020 as a result of $533.6 million growth in deposits, primarily tied to deposits from customers that took out PPP loans. As expected, our net interest margin came under pressure from two Federal Reserve rate cuts in March of this year, but also from lower yields on newly funded PPP loans. Credit quality improved on a sequential quarter basis, as nonperforming assets (“NPAs”) declined ($3.0) million, or (25%) at June 30, 2020 to $9.1 million, from $12.1 million at March 31, 2020, and classified assets decreased to $31.5 million from $39.6 million.”

“Notwithstanding the ongoing impact of the pandemic, we believe that our healthy capital and liquidity positions, strong earnings power, and conservative credit culture will serve us well through these challenging times,” said Mr. Wilton. “I also would like to thank our employees across the Company for their ongoing hard work and dedication to our customers.”

Coronavirus (COVID-19) Weighs on Local Communities and Our Economy

In mid-March, public health departments in the six largest counties in the San Francisco Bay Area, which account for most of the bank’s market footprint, imposed strict “Shelter-in-Place” orders for all residents. A few days later, the State of California issued a similar statewide order. Bay Area Counties and the state extended these orders through April, before easing restrictions in May and June. Following a resurgence in cases, on June 19, 2020, the state announced new health guidelines requiring the use of face coverings when in public or common spaces. On July 13, 2020, California expanded statewide indoor closures for businesses, encouraged the wearing of face masks and discouraged the gathering of individuals beyond immediate households. The Company has closely monitored the toll from the pandemic, including its economic impact. While the local response to COVID-19 appeared to have initially helped limit its spread, case numbers are once again increasing and the overall impact on our local economy may not be fully known. Since February, new jobless claims in California, through the week of July 11, totaled over 8.2 million, while the state has lost a net 2.6 million jobs (14.0%). In the seven Bay Area counties we serve, 423,000 jobs (11.8%) have been lost. The State’s unemployment rate at the end of June stood at 15.1%, up from 5.3% at the end of March, while the unemployment rate in the seven Bay Area counties we serve increased to 12.0% from 3.4%.

At the end of March, Congress passed the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) which included $349 billion in funding for the SBA PPP Loan Program. By mid-April, the Bank had processed 597 PPP loan applications with potential outstanding balances of $225.3 million. On April 23, 2020, Congress passed separate economic stimulus legislation, which provided an additional $310 billion in funding for the PPP Loan Program that the Company was also able to utilize to further support our small business clients. In all, the Bank processed a total of 1,105 PPP loan applications, with total principal balances of $333.4 million. PPP loan pay offs totaled $8.8 million during the second quarter of 2020, and the Company ended the quarter with $324.6 million in outstanding PPP loan balances. These generated $582,000 in interest income and $722,000 in deferred fees, which was partially offset by ($54,000) in deferred costs expensed during the quarter. At June 30, 2020, total loans included deferred fees on PPP loans of $10.4 million and deferred costs of $1.2 million. PPP borrowers who can demonstrate that the funding received has been used for certain purposes such as to cover payroll and rent costs and meet certain other requirements, can qualify for partial or full federal relief on loan principal and interest. At present, the qualifying process for PPP borrowers to receive approval for loan forgiveness has yet to be finalized by the SBA. Nonqualifying borrowers or borrowers who have not applied for forgiveness, who received loans under the CARES Act, are contractually obligated to begin making monthly repayments on principal and interest six months after their loans have funded.

Also in March 2020, in conjunction with the passage of the CARES Act, federal bank regulators announced new accounting guidance for loan modifications by banks, which is intended to provide temporary credit accommodation through loan payment deferrals for customers whose businesses have experienced economic hardship due to the impact of the Coronavirus. The guidance also allows for the temporary suspension of requirements for such loans to be classified as troubled debt restructurings ("TDR") for accounting purposes. In response to customers’ needs, the Company made accommodations for initial payment deferrals of up to 90 days, generally, with the potential, upon application, for up to an additional 90 days of payment deferral (180 days maximum). The Company also waived all normal applicable fees. The following table shows the deferments at June 30, 2020 by category:

DEFERMENTS BY CATEGORY
(in $000’s, unaudited)
Pass and Watch	$31,369
Special Mention	145,930
Classified	5,563
Total	$182,862

Through June 30, 2020, the Company had approved 235 initial requests for payment deferrals on loans with balances totaling approximately $183 million, or 7%, of our loan portfolio. The Bank has elected to initially downgrade the risk grades of these loans to “Special Mention” status. At the end of the second quarter of 2020, the pool of deferred loans in our portfolio were mostly tied to business borrowers from a broad range of industries and included $34 million in loan deferments to the healthcare industry (mostly dentists) and $23 million in loan deferments to the accommodation and food services industries (mostly hotels and restaurants). Of the $183 million in deferred loans, 71% are supported by some form of real estate. Commercial real estate (“CRE”) deferments of $113 million included $75 million of investor CRE and $38 million of owner-occupied CRE. Deferred loans secured by CRE had an average loan-to-value (“LTV”) ratio of 41% at the end of the second quarter of 2020. The majority of deferred loans are also supported by personal guarantees. Between July 1 to July 15, 2020, $32 million in deferred loans returned to regular payment status and have been upgraded from Special Mention status. In addition to these previously mentioned deferred loans, we have purchased participations in a micro loan portfolio that had $3.3 million in deferments as of the end of the second quarter of 2020.

The Bank had a portfolio of SBA 7(a) loans totaling $48.6 million, or 1.8% of its total loans, as of the end of the second quarter of 2020. As part of the SBA’s Coronavirus debt relief efforts, beginning in the April 2020, the SBA commenced a six-month program to cover payments of principal, interest and any associated fees for these borrowers.

In regard to our new lease agreement for 54,910 square feet of office space in San Jose, California, which was entered into in 2019 and commenced on February 1, 2020, with recent easing of California’s and Santa Clara County’s Coronavirus related Shelter-in-Place restrictions, the Company now anticipates completing the move of its main office and San Jose branch to this new location by the end of the third quarter of 2020.

Credit Quality and Performance

At June 30, 2020, NPAs decreased by ($7.9) million, or 46%, to $9.1 million, compared to $17.0 million at the end of the second quarter of 2019, and decreased by ($3.0) million, or 25% from $12.1 million at the end of the first quarter of 2020. Classified assets increased to $31.5 million, or 0.68% of total assets, at June 30, 2020, compared to $31.2 million, or 1.00% of total assets, at June 30, 2019, and decreased from $39.6 million, or 0.97% of total assets, at March 31, 2020. The linked quarter decrease in classified assets for the second quarter of 2020, compared to the first quarter of 2020, resulted from multiple loan payoffs and paydowns that were partially offset by loan downgrades. Classified deferments totaled $5.6 million at the end of the second quarter of 2020. Special Mention loans increased to $164 million, or by $115 million, in the second quarter of 2020, compared to $49 million in the first quarter of 2020. Special Mention included $146 million in deferments and $18 million in other Special Mention loans at June 30, 2020, compared to $24 million in deferments and $25 million in other Special Mention loans at March 31, 2020. As previously noted, the Bank has opted to initially grade loan deferments as Special Mention and these grades will remain until loan payment performance resumes and/or information gained is sufficient to warrant a grade change. Also as mentioned above, between July 1 to July 15, 2020, $32 million in deferred loans had returned to regular payment status and have been upgraded from Special Mention status. Exclusive of deferred loans at June 30, 2020, the $7 million decrease in other Special Mention loans from the linked quarter resulted from movement of numerous loans between grades with upgrade totals outweighing downgrades totals, some of which included loans that had been provided a deferment and have since been upgraded. Notably, many of our borrowers paid down their operating lines of credit during the second quarter of 2020. Consequently, the line utilization rate on commercial lines of credit declined to 27% at the end of the second quarter from 36% at the end of the first quarter of 2020 and 40% at the end of the second quarter of 2019.

The provision for credit losses on loans was $1.1 million for the second quarter of 2020, compared to a credit to the provision for loan losses of ($740,000) for the second quarter of 2019, and a provision for credit losses on loans of $13.3 million for the first quarter of 2020. The provision for credit losses on loans was $14.4 million for the six months ended June 30, 2020, compared to a ($1.8) million credit to the provision for loan losses for the six months ended June 30, 2019. At June 30, 2020, the allowance for credit losses on loans (“ACLL”) was $45.4 million, representing 1.69% of total loans, and 498.0% of nonperforming loans. The allowance for loan losses (“ALLL”) was $26.6 million at June 30, 2019, representing 1.42% of total loans and 156.5%, of nonperforming loans. The

ACLL was $44.7 million at March 31, 2020, representing 1.75% of total loans, and 369.8% of nonperforming loans. The six basis points linked-quarter decline of the ACLL to total loans was largely due to the 5% increase in total loans for the second quarter of 2020, which primarily resulted from $324.6 million in new PPP loans with 100% SBA guarantees that do not require reserves. The pro forma ACLL to loans excluding PPP loans was 1.92% at June 30, 2020. The increase in the provision for credit losses on loans for the six months ended June 30, 2020, compared to the six months ended June 30, 2019, was driven primarily by the deteriorating economic outlook resulting from the Coronavirus pandemic.

The Company continues to monitor portfolio loans made to commercial customers with businesses in higher risk sectors as defined by the Company. The following table provides a breakdown of such loans as a percentage of total loans at June 30, 2020 and March 31, 2020:

	% of Total	% of Total
	Loans at	Loans at
HIGHER RISK SECTORS	June 30, 2020	March 31, 2020
Health care and social assistance:
Offices of dentists	1.79%	1.63%
Offices of physicians (except mental health specialists)	0.76%	0.70%
Other community housing services	0.27%	0.11%
All others	2.21%	1.84%
Total health care and social assistance	5.03%	4.28%
Retail trade:
Gasoline stations with convenience stores	1.90%	1.98%
All others	2.44%	2.18%
Total retail trade	4.34%	4.16%
Accommodation and food services:
Full-service restaurants	1.38%	0.86%
Limited-service restaurants	0.79%	0.63%
Hotels (except casino hotels) and motels	0.89%	0.94%
All others	0.70%	0.52%
Total accommodation and food services	3.76%	2.95%
Educational services:
Elementary and secondary schools	0.65%	0.15%
Education support services	0.40%	0.15%
All others	0.24%	0.17%
Total educational services	1.29%	0.47%
Arts, entertainment, and recreation	1.26%	1.09%
Purchased participations in micro loan portfolio	0.80%	0.95%
Total higher risk sectors	16.48%	13.90%

During the second quarter, the Company added education-related loans to those it had previously identified as at higher risk of credit loss. During the quarter, the percentage of loans to higher risk sectors increased linked quarter to 16.5% from 13.9% as a result of $91 million, or 3.4%, in new SBA PPP loan fundings to commercial clients in higher risk sectors.

“In our initial response to the challenges posed by the Coronavirus pandemic last quarter, we implemented extensive business resumption plans, procedures and redundant systems which enabled 75% of our employees to work remotely, but still have access to the resources needed to fully assist our clients with their banking needs,” added Mr. Wilton. “We cannot fully express our pride and gratitude for the efforts and accomplishments of our employees this quarter. The effort and resolve shown by our banking and credit teams was critical in enabling so many of our customers to address their banking needs and access PPP loan fundings. In addition, our branch teams have been thorough and meticulous in implementing the public safety protocols required to safely meet the needs of visiting customers. All branches remain open to serve our customers and communities in accordance with the Coronavirus safety guidance provided by the Centers for Disease Control and Prevention (“CDC”) and the California Department of Public Health (“CDPH”).”

Capital and Liquidity

“Our regulatory capital position serves as the foundation of our bank’s financial condition and the basis of security for our banking customers. At June 30, 2020, the regulatory capital positions of both the Company and Bank remained healthy,” stated Mr. Wilton. “Our Total Risk-Based capital ratio and Leverage ratio for the Company was 15.9% and 9.4%, respectively, and 15.1% and 9.8%, respectively, for the Bank.”

Our liquidity position refers to our ability to maintain cash flows sufficient to fund operations, to meet all of our obligations and commitments, and unexpected sudden changes in levels of its loans and deposits in a timely manner. At June 30, 2020, the Company had a strong liquidity position with $925.9 million in cash and cash equivalents, and approximately $664.7 million in available borrowing capacity from sources including the Federal Home Loan Bank (“FHLB”), the Federal Reserve Bank of San Francisco

(“FRB”), Federal funds facilities with several financial institutions, and a line of credit with a correspondent bank. The Company also had $610.6 million (at fair market value) in unpledged securities available at June 30, 2020. Our loan to deposit ratio decreased to 68.88% at June 30, 2020, compared to 71.60% at June 30, 2019, and 75.86% at March 31, 2020. Mr. Wilton remarked in closing, “We believe that our robust capital base, historically elevated liquidity position, diversified loan portfolio, and reserve for credit losses positions us to react quickly and decisively in addressing challenges related to the economic impact of the Coronavirus pandemic that may arise in future quarters.”

Second Quarter 2020 Highlights (as of, or for the periods ended June 30, 2020, compared to June 30, 2019, and March 31, 2020, except as noted):

Operating Results:

♦	Diluted earnings per share were $0.18 for the second quarter of 2020, compared to $0.26 for the second quarter of 2019, and $0.03 for the first quarter of 2020. Diluted earnings per share were $0.21 for the first six months of 2020, compared to $0.54 for the six months of 2019.

♦	The following table indicates the ratios for the return on average tangible assets and the return on average tangible equity for the periods indicated:

	For the Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
Return on average tangible assets	1.01%	0.19%	1.53%	0.62%	1.58%
Return on average tangible equity	11.06%	1.91%	15.94%	6.45%	16.89%

♦	Net interest income, before provision for credit losses on loans, increased 13% to $34.9 million for the second quarter of 2020, compared to $30.9 million for the second quarter of 2019, primarily due to an increase in the average balance of loans due to the Presidio Bank (“Presidio”) merger, additional interest and fee income from PPP loans, and an increase in the accretion of the loan discount into loan interest income from our merger with Presidio during the fourth quarter of 2019, partially offset by decreases in the prime interest rate and decreases in the yield on investment securities and overnight funds. Net interest income for the second quarter of 2020 decreased (9%) from $38.6 million for the first quarter of 2020, primarily due to decreases in the prime rate and declines in the yields on investment securities and overnight funds, partially offset by additional interest and fee income from PPP loans. Net interest income increased 19% to $73.5 million for the first six months of 2020, compared to $62.0 million for the first six months of 2019, primarily due to an increase in the average balance of loans due to the Presidio merger, additional interest and fee income from PPP loans, and an increase in the accretion of the loan discount into loan interest income from our merger with Presidio, partially offset by decreases in the prime rate, and decreases in the yield on investment securities and overnight funds.

●	The fully tax equivalent (“FTE”) net interest margin contracted 92 basis points to 3.46% for the second quarter of 2020, from 4.38% for the second quarter of 2019, primarily due to a decline in the average yield of loans, investment securities, and overnight funds, partially offset by an increase in the average balance of loans, additional interest and fee income from PPP loans, and an increase in the accretion of the loan discount into loan interest income from our merger with Presidio. The FTE net interest margin contracted 79 basis points for the second quarter of 2020 from 4.25% for the first quarter of 2020, primarily due to a decline in the average yield on loans, investment securities, and overnight funds, and a decrease in the accretion of the loan discount into loan interest income from our merger with Presidio, partially offset by additional interest and fee income from PPP loans.

●	For the first six months of 2020, the FTE net interest margin contracted 55 basis points to 3.83%, compared to 4.38% for the first six months of 2019, primarily due to the impact of decreases in the yields on loans, investment securities, and overnight funds, partially offset by an increase in the average balance of loans, additional interest and fee income from PPP loans, and an increase in the accretion of the loan discount into loan interest income from our merger with Presidio.

♦	The following tables present the average balance of loans outstanding, interest income, and the average yield for the periods indicated:

●	The average yield on the total loan portfolio decreased to 4.92% for the second quarter of 2020, compared to 5.96% for the second quarter of 2019, primarily due to a decline in the average yield on loans and new average balances of lower yielding PPP loans, partially offset by an increase in the accretion of the loan purchase discount into loan interest income from the acquisitions.

	For the Quarter Ended			For the Quarter Ended
	June 30, 2020			June 30, 2019
	Average	Interest	Average	Average	Interest	Average
(in $000’s, unaudited)	Balance	Income	Yield	Balance	Income	Yield
Loans, core bank and asset-based lending	$2,369,004	$27,694	4.70%	$1,727,988	$23,342	5.42%
SBA PPP loans	231,251	582	1.01%	—	—	—
PPP fees, net	—	637	1.11%	—	—	—
Bay View Funding factored receivables	44,574	2,562	23.12%	45,708	2,967	26.04%
Residential mortgages	31,219	197	2.54%	36,136	234	2.60%
Purchased CRE loans	25,542	210	3.31%	31,484	290	3.69%
Loan fair value mark / accretion	(14,497)	963	0.16%	(5,842)	418	0.10%
Total loans	$2,687,093	$32,845	4.92%	$1,835,474	$27,251	5.96%

●	The average yield on the total loan portfolio decreased to 4.92% for the second quarter of 2020 compared to 5.57% for the first quarter of 2020, primarily due to decreases in the prime rate on loans, new average balances of lower yielding PPP loans, and a decrease in the accretion of the loan purchase discount into loan interest income from the acquisitions.

	For the Quarter Ended			For the Quarter Ended
	June 30, 2020			March 31, 2020
	Average	Interest	Average	Average	Interest	Average
(in $000’s, unaudited)	Balance	Income	Yield	Balance	Income	Yield
Loans, core bank and asset-based lending	$2,369,004	$27,694	4.70%	$2,422,020	$30,104	5.00%
SBA PPP loans	231,251	582	1.01%	—	—	—
PPP fees, net	—	637	1.11%	—	—	—
Bay View Funding factored receivables	44,574	2,562	23.12%	47,470	2,877	24.38%
Residential mortgages	31,219	197	2.54%	33,075	230	2.80%
Purchased CRE loans	25,542	210	3.31%	27,340	249	3.66%
Loan fair value mark / accretion	(14,497)	963	0.16%	(16,180)	1,322	0.22%
Total loans	$2,687,093	$32,845	4.92%	$2,513,725	$34,782	5.57%

●	The average yield on the total loan portfolio decreased to 5.23% for the six month ended June 30, 2020 compared to 5.94% for the six months ended June 30, 2019, primarily due to decreases in the prime rate on loans and new average balances of lower yielding PPP loans, partially offset an increase in the accretion of the loan purchase discount into loan interest income from the acquisitions.

	For the Six Months Ended			For the Six Months Ended
	June 30, 2020			June 30, 2019
	Average	Interest	Average	Average	Interest	Average
(in $000’s, unaudited)	Balance	Income	Yield	Balance	Income	Yield
Loans, core bank and asset-based lending	$2,395,469	$57,798	4.85%	$1,726,364	$46,195	5.40%
SBA PPP loans	115,669	582	1.01%	—	—	—
PPP fees, net	—	637	1.11%	—	—	—
Bay View Funding factored receivables	46,022	5,439	23.77%	47,097	5,921	25.35%
Residential mortgages	32,147	427	2.67%	36,451	485	2.68%
Purchased CRE loans	26,441	459	3.49%	32,409	584	3.63%
Loan fair value mark / accretion	(15,339)	2,285	0.19%	(6,044)	873	0.10%
Total loans	$2,600,409	$67,627	5.23%	$1,836,277	$54,058	5.94%

●	The total net purchase discount on loans from the Focus Business Bank loan portfolio was $5.4 million on the acquisition date of August 20, 2015, of which $366,000 remains outstanding as of June 30, 2020. The total net purchase discount on loans from the Tri-Valley Bank loan portfolio was $2.6 million on the acquisition date of April 6, 2018, of which $1.2 million remains outstanding as of June 30, 2020. The total net purchase discount on loans from the United American Bank loan portfolio was $4.7 million on the acquisition date of May 4, 2018, of which $2.3 million remains outstanding as of June 30, 2020. The total net purchase discount on loans from the Presidio loan portfolio was $12.5 million on the Presidio merger date of October 11, 2019 (the “merger date”), of which $10.1 million remains outstanding as of June 30, 2020. In aggregate, the remaining net purchase discount on total loans acquired was $14.0 million at June 30, 2020.

♦	The average cost of total deposits was 0.17% for the second of 2020, compared to 0.31% for the second quarter of 2019 and 0.22% for the first quarter of 2020. The average cost of total deposits was 0.19% for the six months ended June 30, 2020, compared to 0.30% for the six months ended June 30, 2019.

♦	There was a $1.1 million provision for credit losses on loans for the second quarter of 2020, compared to a credit to the provision for loan losses of ($740,000) for the second quarter of 2019, and a $13.3 million provision for credit losses on loans for the first quarter of 2020. There was a $14.4 million provision for credit losses on loans for the six months ended June 30, 2020, compared to a ($1.8) million credit to the provision for loan losses for the six months ended June 30, 2019.

●	The increase in the provision for credit losses on loans for the six months ended June 30, 2020, compared to the six months ended June 30, 2019, was driven primarily by a significantly deteriorated economic outlook resulting from the Coronavirus pandemic. Most major economic forecasts, including the California Economic Forecast (“CEF”) show a significant decline in California GDP and a substantial rise in unemployment for 2020. At January 1, 2020, the forecast for California GDP for 2020 was an annual increase in the low single digits and the forecasted California unemployment rate for 2020 was in the mid-single digits. In June 2020, the CEF forecast was revised for GDP in the negative low single digits and peak unemployment in the low double digits. The three loan classes where the largest increases in reserves were recorded under the CECL loss rate methodology were investor-owned commercial real estate (“CRE”), construction & land, and commercial and industrial (“C&I”). Ongoing impacts of the CECL methodology will be dependent upon changes in economic conditions and forecasts, originated and acquired loan portfolio composition, portfolio duration, and other factors.

♦	Total noninterest income decreased to $2.1 million for the second quarter of 2020, compared to $2.8 million for the second quarter of 2019, primarily due to lower service charges and fees on deposit accounts, and lower gains on sales of securities. Total noninterest income decreased for the second quarter of 2020 from $3.2 million for the first quarter of 2020, primarily due to a $791,000 gain on the disposition of foreclosed assets during the first quarter of 2020, and lower service charges and fees on deposit accounts during the second quarter of 2020.

●	For the six months ended June 30, 2020, total noninterest income increased to $5.3 million, compared to $5.2 million for the six months ended June 30, 2019, primarily as a result of a gain on disposition of foreclosed assets, partially offset by lower service charges and fees on loans during the six months ended June 30, 2020.

♦	Total noninterest expense for the second quarter of 2020 increased to $21.0 million, compared to $18.4 million for the second quarter of 2019, primarily due to additional employees and operating costs added as a result of the Presidio merger, and higher salaries and employee benefits as a result of annual salary increases. Total noninterest expense for the second quarter of 2020 declined by ($4.8) million from $25.8 million for the first quarter of 2020, due to reduced merger-related costs for the Presidio merger compared to the first quarter of 2020, higher than usual deferred cost resulting from the PPP loans, and the impact of cost savings for the full second quarter of 2020 following the Presidio systems conversion during the first quarter of 2020.

●	Noninterest expense for the six months ended June 30, 2020 increased to $46.8 million, compared to $36.4 million for the six months ended June 30, 2019, primarily due to higher salaries and employee benefits as a result of annual salary increases, and additional employees and operating costs added as a result of the Presidio merger.

●	Earnings were reduced by pre-tax merger-related costs related to the merger with Presidio for the periods indicated as follows:

	For the Quarter Ended			For the Six Months Ended
MERGER-RELATED COSTS	June 30,	March 31,	June 30,	June 30,	June 30,
(in $000’s, unaudited)	2020	2020	2019	2020	2019
Salaries and employee benefits	$—	$356	$—	$356	$—
Other	59	2,068	540	2,127	540
Total merger-related costs	$59	$2,424	$540	$2,483	$540

●	Full time equivalent employees were 340 at June 30, 2020, 309 at June 30, 2019, and 337 at March 31, 2020.

♦	The efficiency ratio was 56.76% for the second quarter of 2020, compared to 54.76% for the second quarter of 2019, and 61.70% for the first quarter of 2020. The efficiency ratio for the six months ended June 30, 2020 was 59.38%, compared to 54.12% for the six months ended June 30, 2019.

♦	Income tax expense was $4.3 million for the second quarter of 2020, compared to $4.6 million for the second quarter of 2019, and $868,000 for the first quarter of 2020. The effective tax rate for the second quarter of 2020 was 28.7%, compared to 28.9% for the second quarter of 2019, and 31.8% for the first quarter of 2020. The higher effective tax rate for the first quarter of 2020 was primarily due to an increase in tax expense for forfeited stock options and merger-related stock options. The effective tax rate for the first quarter of 2020 would have been 26.8% without these items. Income tax expense for the six months ended June 30, 2020 was $5.1 million, compared to $9.1 million for the six months ended June 30, 2019. The effective tax rate for the six months ended June 30, 2020 was 29.2%, compared to 28.0% for the six months ended June 30, 2019.

●	The difference in the effective tax rate for the periods reported compared to the combined Federal and state statutory tax rate of 29.6% is primarily the result of the Company’s investment in life insurance policies whose earnings are not subject to taxes, tax credits related to investments in low income housing limited partnerships (net of low income housing investment losses), and tax-exempt interest income earned on municipal bonds.

Balance Sheet Review, Capital Management and Credit Quality:

♦	Total assets increased 48% to $4.61 billion at June 30, 2020, compared to $3.11 billion at June 30, 2019, primarily due to the Presidio merger and the addition of PPP loans. Total assets increased 13% from $4.08 billion at March 31, 2020, primarily due to the addition of PPP loans and the related deposits.

♦	Securities available-for-sale, at fair value, totaled $323.6 million at June 30, 2020, compared to $383.2 million at June 30, 2019, and $373.6 million at March 31, 2020. At June 30, 2020, the Company’s securities available-for-sale portfolio was comprised of $232.4 million of agency mortgage-backed securities (all issued by U.S. Government sponsored entities), and $91.2 million of U.S. Treasury securities. The pre-tax unrealized gain on securities available-for-sale at June 30, 2020 was $8.7 million, compared to a pre-tax unrealized gain on securities available-for-sale of $915,000 at June 30, 2019, and a pre-tax unrealized gain on securities available-for-sale of $9.4 million at March 31, 2020. All other factors remaining the same, when market interest rates are rising, the Company will experience a lower unrealized gain (or a higher unrealized loss) on the securities portfolio.

●	During the second quarter of 2020, the Company sold $29.9 million of US Treasury securities available-for-sale, at a gain of $159,000.

♦	At June 30, 2020, securities held-to-maturity, at amortized cost, totaled $322.7 million, compared to $351.4 million at June 30, 2019, and $348.0 million at March 31, 2020. At June 30, 2020, the Company’s securities held-to-maturity portfolio was comprised of $249.1 million of agency mortgage-backed securities, and $73.6 million of tax-exempt municipal bonds.

●During the second quarter of 2020, $7.0 million of municipal bonds held-to-maturity were called, with a gain on sale of securities of $11,000.

●	As of the current expected credit losses (“CECL”) methodology implementation date of January 1, 2020, there was a $58,000 allowance for losses recorded on the Company’s held-to-maturity municipal investment securities portfolio. For the six months ended June 30, 2020, there was a reduction of $3,000 to the allowance for losses on the Company’s held-to-maturity municipal investment securities portfolio, for an allowance for losses of $55,000 at June 30, 2020.

♦	The loan portfolio remains well-diversified as reflected in the following table which summarizes the distribution of loans, excluding loans held-for-sale, and the percentage of distribution in each category for the periods indicated:

LOANS	June 30, 2020		March 31, 2020		June 30, 2019
(in $000’s, unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial	$553,843	21%	$696,168	27%	$545,092	29%
SBA Payroll Protection Program Loans	324,550	12%	—	0%	—	0%
Real estate:
CRE - owner occupied	553,463	21%	539,465	21%	421,970	23%
CRE - non-owner occupied	725,776	27%	748,245	29%	517,604	28%
Land and construction	138,284	5%	153,321	6%	97,753	5%
Home equity	112,679	4%	117,544	5%	95,886	5%
Multifamily	169,637	6%	170,292	7%	82,293	4%
Residential mortgages	95,033	3%	95,808	4%	97,530	5%
Consumer and other	22,759	1%	33,326	1%	19,863	1%
Total Loans	2,696,024	100%	2,554,169	100%	1,877,991	100%
Deferred loan costs (fees), net	(9,635)	—	(258)	—	(224)	—
Loans, net of deferred costs and fees	$2,686,389	100%	$2,553,911	100%	$1,877,767	100%

●	Loans, excluding loans held-for-sale, increased $808.6 million or 43%, to $2.69 billion at June 30, 2020, compared to $1.88 billion at June 30, 2019, and increased $132.5 million or 5%, to $2.69 billion at June 30, 2020, compared to $2.55 billion at March 31, 2020. Total loans at June 30, 2020 included $324.6 million of PPP loans.

●	Commercial and Industrial (“C&I”) line usage was 27% at June 30, 2020, compared to 40% at June 30, 2019, and 36% at March 31, 2020.

●	At June 30, 2020, 43% of the CRE loan portfolio was secured by owner-occupied real estate.

♦	The following table summarizes the allowance for credit losses on loans(1) for the periods indicated:

	For the Quarter Ended			For the Six Months Ended
ALLOWANCE FOR CREDIT LOSSES ON LOANS(1)	June 30,	March 31,	June 30,	June 30,	June 30,
(in $000’s, unaudited)	2020	2020	2019	2020	2019
Balance at beginning of period	$44,703	$23,285	$27,318	$23,285	$27,848
Charge-offs during the period	(465)	(673)	(76)	(1,138)	(302)
Recoveries during the period	92	251	129	343	886
Net recoveries (charge-offs) during the period	(373)	(422)	53	(795)	584
Impact of adopting Topic 326	—	8,570	—	8,570	—
Provision for credit losses on loans during the period(2)	1,114	13,270	(740)	14,384	(1,801)
Balance at end of period	$45,444	$44,703	$26,631	$45,444	$26,631

Total loans, net of deferred fees	$2,686,389	$2,553,911	$1,877,767	$2,686,389	$1,877,767
Total nonperforming loans	$9,125	$12,088	$17,018	$9,125	$17,018
Allowance for credit losses on loans to total loans(1)	1.69%	1.75%	1.42%	1.69%	1.42%
Allowance for credit losses on loans to total nonperforming loans(1)	498.02%	369.81%	156.49%	498.02%	156.49%

(1)ACLL at June 30, 2020 and March 31, 2020, Allowance for loan losses ("ALLL") at June 30, 2019
(2)Provision for credit losses on loans for the quarters ended June 30, 2020 and March 31, 2020, and the six months ended June 30, 2020,
Provision (credit) for loan losses for the quarter and six months ended June 30, 2019

●	The ACLL was 1.69% of total loans at June 30, 2020 and the ACLL to total nonperforming loans was 498.02% at June 30, 2020. The ALLL was 1.42% of total loans and the ALLL to nonperforming loans was 156.49% at June 30, 2019. The ACLL was 1.75% of total loans at March 31, 2020 and the ACLL to total nonperforming loans was 369.81% at March 31, 2020. The six basis points linked-quarter decline of the ACLL to total loans was largely due to the 5% increase in total loans for the second quarter of 2020, which primarily resulted from new PPP loans which are government supported.

●	The following table shows the results of adopting CECL for the first six months of 2020:

DRIVERS OF CHANGE IN ACLL UNDER CECL
(in $000’s, unaudited)
ALLL at December 31, 2019	$23,285
Day 1 adjustment impact of adopting Topic 326	8,570
ACLL at January 1, 2020	31,855
Net (charge-offs) during the first quarter of 2020	(422)
Portfolio changes during the first quarter of 2020	1,216
Economic factors during the first quarter of 2020	12,054
ACLL at March 31, 2020	44,703
Net (charge-offs) during the second quarter of 2020	(373)
Portfolio changes during the second quarter of 2020	(4,282)
Qualitative and quantitative changes during the second
quarter of 2020 including changes in economic forecasts	5,396
ACLL at June 30, 2020	$45,444

●	Net charge-offs totaled $373,000 for the second quarter of 2020, compared to net recoveries of $53,000 for the second quarter of 2019, and net charge-offs of $422,000 for the first quarter of 2020.

♦	The following is a breakout of NPAs at the periods indicated:

	End of Period:
NONPERFORMING ASSETS	June 30, 2020		March 31, 2020		June 30, 2019
(in $000’s, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
CRE loans	$3,394	37%	$7,346	61%	$8,442	49%
Commercial loans	3,244	36%	3,403	28%	6,583	39%
SBA loans	921	10%	771	6%	513	3%
Home equity and consumer loans	898	10%	126	1%	157	1%
Restructured and loans over 90 days past due and still accruing	668	7%	442	4%	1,323	8%
Total nonperforming assets	$9,125	100%	$12,088	100%	$17,018	100%

●	NPAs totaled $9.1 million, or 0.20% of total assets, at June 30, 2020, compared to $17.0 million, or 0.55% of total assets, at June 30, 2019, and $12.1 million, or 0.30% of total assets, at March 31, 2020.

●	There were no foreclosed assets on the balance sheet at June 30, 2020, June 30, 2019, or March 31, 2020.

●	Classified assets increased to $31.5 million, or 0.68% of total assets, at June 30, 2020, compared to $31.2 million, or 1.00% of total assets, at June 30, 2019, and decreased from $39.6 million, or 0.97% of total assets, at March 31, 2020. Deferrals included in classified assets totaled $5.6 million at June 30, 2020. These reclassifications are in keeping with internal credit policy as well as long-standing policy of the Office of the Comptroller of the Currency. The increase in classified assets for the second quarter of 2020, compared to the second quarter of 2019 was due to two CRE secured and one commercial lending relationships that were moved to classified assets during the first quarter of 2020. At July 15, 2020, 16 initially deferred loans with $5.3 million in outstanding balances have resumed making regularly scheduled monthly payments but remain classified by the Bank as “Special Mention”.

♦	The following table summarizes the distribution of deposits and the percentage of distribution in each category for the periods indicated:

DEPOSITS	June 30, 2020		March 31, 2020		June 30, 2019
(in $000’s, unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest-bearing	$1,714,058	44%	$1,444,534	42%	$994,082	38%
Demand, interest-bearing	934,780	24%	810,425	24%	682,114	26%
Savings and money market	1,091,740	28%	949,076	28%	788,832	30%
Time deposits — under $250	49,493	1%	51,009	2%	53,351	2%
Time deposits — $250 and over	93,822	2%	96,540	3%	88,519	3%
CDARS — interest-bearing demand,
money market and time deposits	16,333	1%	15,055	1%	15,575	1%
Total deposits	$3,900,226	100%	$3,366,639	100%	$2,622,473	100%

●	Total deposits increased $1.3 billion, or 49%, to $3.90 billion at June 30, 2020, compared to $2.62 billion at June 30, 2019, which included $787.7 million in deposits from Presidio, at fair value, and an increase of $490.0 million in the Company’s legacy deposits. Total deposits increased $533.6 million or 16% from $3.37 billion at March 31, 2020. The large increase in the Company’s legacy deposits in the second quarter of 2020 was primarily tied to deposits by customers who had taken out PPP loans.

●	Deposits, excluding all time deposits and CDARS deposits, increased $1.3 billion, or 52%, to $3.74 billion at June 30, 2020, compared to $2.47 billion at June 30, 2019, which included $772.4 million in deposits from Presidio, at fair value, and an increase of $503.2 million in the Company’s legacy deposits. Deposits, excluding all time deposits and CDARS deposits increased $536.5 million or 17%, compared to $3.20 billion at March 31, 2020.

♦	The Company’s consolidated capital ratios exceeded regulatory guidelines and the Bank’s capital ratios exceeded the regulatory guidelines under the Basel III prompt corrective action (“PCA”) regulatory guidelines for a well-capitalized financial institution, and the Basel III minimum regulatory requirements at June 30, 2020, as reflected in the following table:

			Well-capitalized
			Financial
			Institution	Basel III
	Heritage	Heritage	Basel III PCA	Minimum
	Commerce	Bank of	Regulatory	Regulatory
CAPITAL RATIOS (unaudited)	Corp	Commerce	Guidelines	Requirement (1)
Total Risk-Based	15.9%	15.1%	10.0%	10.5%
Tier 1 Risk-Based	13.3%	13.9%	8.0%	8.5%
Common Equity Tier 1 Risk-Based	13.3%	13.9%	6.5%	7.0%
Leverage	9.4%	9.8%	5.0%	4.0%

(1)	Basel III minimum regulatory requirements for both the Company and the Bank include a 2.5% capital conservation buffer, except the leverage ratio.

♦	The following table reflects the components of accumulated other comprehensive loss, net of taxes, for the periods indicated:

ACCUMULATED OTHER COMPREHENSIVE LOSS	June 30,	March 31,	June 30,
(in $000’s, unaudited)	2020	2020	2019
Unrealized gain on securities available-for-sale	$5,767	$6,299	$675
Remaining unamortized unrealized gain on securities
available-for-sale transferred to held-to-maturity	279	288	316
Split dollar insurance contracts liability	(4,865)	(4,850)	(3,770)
Supplemental executive retirement plan liability	(6,706)	(6,774)	(3,931)
Unrealized gain on interest-only strip from SBA loans	345	328	408
Total accumulated other comprehensive loss	$(5,180)	$(4,709)	$(6,302)

♦	Tangible equity was $388.6 million at June 30, 2020, compared to $293.5 million at June 30, 2019, and $384.5 million at March 31, 2020. Tangible book value per share was $6.49 at June 30, 2020, compared to $6.75 at June 30, 2019, and $6.46 at March 31, 2020.

Heritage Commerce Corp, a bank holding company established in October 1997, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Mateo, San Rafael, Sunnyvale, and Walnut Creek. Heritage Bank of Commerce is an SBA Preferred Lender. Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in San Jose, CA and provides business-essential working capital factoring financing to various industries throughout the United States. For more information, please visit.

Forward-Looking Statement Disclaimer

These forward-looking statements are subject to various risks and uncertainties that may be outside our control and our actual results could differ materially from our projected results. Risks and uncertainties that could cause our financial performance to differ materially from our goals, plans, expectations and projections expressed in forward-looking statements include those set forth in our filings with the Securities and Exchange Commission (“SEC”), Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and the following: (1) current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values and overall slowdowns in economic growth should these events occur; (2) effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve Board; (3) our ability to anticipate interest rate changes and manage interest rate risk; (4) changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources;

(5) volatility in credit and equity markets and its effect on the global economy; (6) our ability to effectively compete with other banks and financial services companies and the effects of competition in the financial services industry on our business; (7) our ability to achieve loan growth and attract deposits; (8) risks associated with concentrations in real estate related loans; (9) the relative strength or weakness of the commercial and real estate markets where our borrowers are located, including related asset and market prices; (10) other than temporary impairment charges to our securities portfolio; (11) changes in the level of nonperforming assets and charge offs and other credit quality measures, and their impact on the adequacy of the Company’s allowance for credit losses and the Company’s provision for credit losses; (12) increased capital requirements for our continual growth or as imposed by banking regulators, which may require us to raise capital at a time when capital is not available on favorable terms or at all; (13) regulatory limits on Heritage Bank of Commerce’s ability to pay dividends to the Company; (14) changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases; (15) operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; (16) our inability to attract, recruit, and retain qualified officers and other personnel could harm our ability to implement our strategic plan, impair our relationships with customers and adversely affect our business, results of operations and growth prospects; (17) possible adjustment of the valuation of our deferred tax assets; (18) our ability to keep pace with technological changes, including our ability to identify and address cyber-security risks such as data security breaches, “denial of service” attacks, “hacking” and identity theft; (19) inability of our framework to manage risks associated with our business, including operational risk and credit risk; (20) risks of loss of funding of Small Business Administration or SBA loan programs, or changes in those programs; (21) compliance with governmental and regulatory requirements, including the Dodd-Frank Act and others relating to banking, consumer protection, securities , accounting and tax matters; (22) significant changes in applicable laws and regulations, including those concerning taxes, banking and securities; (23) effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (24) costs and effects of legal and regulatory developments, including resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews; (25) availability of and competition for acquisition opportunities; (26) risks resulting from domestic terrorism; (27) risks of natural disasters (including earthquakes) and other events beyond our control; (28) the expected cost savings, synergies and other financial benefits from the Presidio Bank merger might not be realized within the expected time frames or at all; (29) the rapidly changing uncertainties related to the Coronavirus pandemic including, but not limited to, the potential adverse effect of the pandemic on the economy, our employees and customers, and our financial performance; (30) the impact of the federal CARES Act and the significant additional lending activities undertaken by the Company in connection with the Small Business Administration’s Paycheck Protection Program enacted thereunder, including risks to the Company with respect to the uncertain application by the Small Business Administration of new borrower and loan eligibility, forgiveness and audit criteria; and (31) our success in managing the risks involved in the foregoing factors.

Member FDIC

For additional information, contact:

Debbie Reuter

EVP, Corporate Secretary

Direct: (408) 494-4542

Debbie.Reuter@herbank.com

	For the Quarter Ended:			Percent Change From:		For the Six Months Ended:
CONSOLIDATED INCOME STATEMENTS	June 30,	March 31,	June 30,	March 31,	June 30,	June 30,	June 30,	Percent
(in $000’s, unaudited)	2020	2020	2019	2020	2019	2020	2019	Change
Interest income	$37,132	$40,942	$33,489	(9)%	11%	$78,074	$66,938	17%
Interest expense	2,192	2,362	2,573	(7)%	(15)%	4,554	4,980	(9)%
Net interest income before provision
for credit losses on loans(1)	34,940	38,580	30,916	(9)%	13%	73,520	61,958	19%
Provision (credit) for credit losses on loans(1)	1,114	13,270	(740)	(92)%	251%	14,384	(1,801)	899%
Net interest income after provision
for credit losses on loans(1)	33,826	25,310	31,656	34%	7%	59,136	63,759	(7)%
Noninterest income:
Service charges and fees on deposit accounts	650	969	1,177	(33)%	(45)%	1,619	2,338	(31)%
Increase in cash surrender value of
life insurance	458	458	333	0%	38%	916	663	38%
Servicing income	205	183	150	12%	37%	388	341	14%
Gain (loss) on sales of securities	170	100	548	70%	(69)%	270	548	(51)%
Gain on the disposition of foreclosed assets	—	791	—	(100)%	N/A	791	—	N/A
Gain on sales of SBA loans	—	67	36	(100)%	(100)%	67	175	(62)%
Other	595	625	521	(5)%	14%	1,220	1,168	4%
Total noninterest income	2,078	3,193	2,765	(35)%	(25)%	5,271	5,233	1%
Noninterest expense:
Salaries and employee benefits	12,300	14,203	10,698	(13)%	15%	26,503	21,468	23%
Occupancy and equipment	1,766	1,772	1,578	0%	12%	3,538	3,084	15%
Professional fees	1,155	1,435	753	(20)%	53%	2,590	1,571	65%
Other	5,791	8,364	5,416	(31)%	7%	14,155	10,240	38%
Total noninterest expense	21,012	25,774	18,445	(18)%	14%	46,786	36,363	29%
Income before income taxes	14,892	2,729	15,976	446%	(7)%	17,621	32,629	(46)%
Income tax expense	4,274	868	4,623	392%	(8)%	5,142	9,130	(44)%
Net income	$10,618	$1,861	$11,353	471%	(6)%	$12,479	$23,499	(47)%

PER COMMON SHARE DATA
(unaudited)
Basic earnings per share	$0.18	$0.03	$0.26	500%	(31)%	$0.21	$0.54	(61)%
Diluted earnings per share	$0.18	$0.03	$0.26	500%	(31)%	$0.21	$0.54	(61)%
Weighted average shares outstanding - basic	59,420,592	59,286,927	43,202,562	0%	38%	59,353,759	43,155,360	38%
Weighted average shares outstanding - diluted	60,112,423	60,194,025	43,721,451	0%	37%	60,152,487	43,695,117	38%
Common shares outstanding at period-end	59,856,767	59,568,219	43,498,406	0%	38%	59,856,767	43,498,406	38%
Dividend per share	$0.13	$0.13	$0.12	0%	8%	$0.26	$0.24	8%
Book value per share	$9.60	$9.59	$8.92	0%	8%	$9.60	$8.92	8%
Tangible book value per share	$6.49	$6.46	$6.75	0%	(4)%	$6.49	$6.75	(4)%

KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	7.45%	1.29%	11.96%	478%	(38)%	4.36%	12.61%	(65)%
Annualized return on average tangible equity	11.06%	1.91%	15.94%	479%	(31)%	6.45%	16.89%	(62)%
Annualized return on average assets	0.96%	0.19%	1.48%	405%	(35)%	0.59%	1.53%	(61)%
Annualized return on average tangible assets	1.01%	0.19%	1.53%	432%	(34)%	0.62%	1.58%	(61)%
Net interest margin (fully tax equivalent)	3.46%	4.25%	4.38%	(19)%	(21)%	3.83%	4.38%	(13)%
Efficiency ratio	56.76%	61.70%	54.76%	(8)%	4%	59.38%	54.12%	10%

AVERAGE BALANCES
(in $000’s, unaudited)
Average assets	$4,434,238	$4,033,151	$3,070,043	10%	44%	$4,233,693	$3,089,704	37%
Average tangible assets	$4,247,522	$3,845,646	$2,975,096	10%	43%	$4,046,583	$2,994,455	35%
Average earning assets	$4,075,673	$3,665,151	$2,844,677	11%	43%	$3,870,412	$2,865,021	35%
Average loans held-for-sale	$3,617	$2,265	$4,256	60%	(15)%	$2,941	$3,693	(20)%
Average total loans	$2,683,476	$2,511,460	$1,831,218	7%	47%	$2,597,468	$1,836,277	41%
Average deposits	$3,720,850	$3,327,812	$2,590,933	12%	44%	$3,524,331	$2,613,993	35%
Average demand deposits - noninterest-bearing	$1,660,547	$1,438,944	$1,001,914	15%	66%	$1,549,745	$1,012,967	53%
Average interest-bearing deposits	$2,060,303	$1,888,868	$1,589,019	9%	30%	$1,974,586	$1,601,026	23%
Average interest-bearing liabilities	$2,099,982	$1,928,770	$1,628,554	9%	29%	$2,014,376	$1,640,539	23%
Average equity	$572,939	$579,051	$380,605	(1)%	51%	$575,995	$375,751	53%
Average tangible equity	$386,223	$391,546	$285,658	(1)%	35%	$388,886	$280,502	39%

(1)Provision for credit losses on loans for the quarters ended June 30, 2020 and March 31, 2020 and the six months ended June 30, 2020, Provision for loan losses for quarter and six months ended June 30, 2019

	For the Quarter Ended:
CONSOLIDATED INCOME STATEMENTS	June 30,	March 31,	December 31,	September 30,	June 30,
(in $000’s, unaudited)	2020	2020	2019	2019	2019
Interest income	$37,132	$40,942	$42,471	$33,250	$33,489
Interest expense	2,192	2,362	3,242	2,625	2,573
Net interest income before provision
for credit losses on loans(1)	34,940	38,580	39,229	30,625	30,916
Provision (credit) for credit losses on loans(1)	1,114	13,270	3,223	(576)	(740)
Net interest income after provision
for credit losses on loans(1)	33,826	25,310	36,006	31,201	31,656
Noninterest income:
Service charges and fees on deposit accounts	650	969	1,140	1,032	1,177
Increase in cash surrender value of
life insurance	458	458	405	336	333
Servicing income	205	183	156	139	150
Gain (loss) on sales of securities	170	100	(217)	330	548
Gain on the disposition of foreclosed assets	—	791	—	—	—
Gain on sales of SBA loans	—	67	358	156	36
Other	595	625	551	625	521
Total noninterest income	2,078	3,193	2,393	2,618	2,765
Noninterest expense:
Salaries and employee benefits	12,300	14,203	18,819	10,467	10,698
Occupancy and equipment	1,766	1,772	2,013	1,550	1,578
Professional fees	1,155	1,435	899	789	753
Other	5,791	8,364	8,895	5,103	5,416
Total noninterest expense	21,012	25,774	30,626	17,909	18,445
Income before income taxes	14,892	2,729	7,773	15,910	15,976
Income tax expense	4,274	868	2,088	4,633	4,623
Net income	$10,618	$1,861	$5,685	$11,277	$11,353

PER COMMON SHARE DATA
(unaudited)
Basic earnings per share	$0.18	$0.03	$0.10	$0.26	$0.26
Diluted earnings per share	$0.18	$0.03	$0.10	$0.26	$0.26
Weighted average shares outstanding - basic	59,420,592	59,286,927	57,168,605	43,258,983	43,202,562
Weighted average shares outstanding - diluted	60,112,423	60,194,025	58,361,976	43,796,904	43,721,451
Common shares outstanding at period-end	59,856,767	59,568,219	59,368,156	43,509,406	43,498,406
Dividend per share	$0.13	$0.13	$0.12	$0.12	$0.12
Book value per share	$9.60	$9.59	$9.71	$9.09	$8.92
Tangible book value per share	$6.49	$6.46	$6.55	$6.92	$6.75

KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	7.45%	1.29%	4.04%	11.44%	11.96%
Annualized return on average tangible equity	11.06%	1.91%	5.96%	15.08%	15.94%
Annualized return on average assets	0.96%	0.19%	0.55%	1.44%	1.48%
Annualized return on average tangible assets	1.01%	0.19%	0.57%	1.49%	1.53%
Net interest margin (fully tax equivalent)	3.46%	4.25%	4.15%	4.24%	4.38%
Efficiency ratio	56.76%	61.70%	73.58%	53.87%	54.76%

AVERAGE BALANCES
(in $000’s, unaudited)
Average assets	$4,434,238	$4,033,151	$4,124,018	$3,103,043	$3,070,043
Average tangible assets	$4,247,522	$3,845,646	$3,943,725	$3,008,602	$2,975,096
Average earning assets	$4,075,673	$3,665,151	$3,762,239	$2,878,590	$2,844,677
Average loans held-for-sale	$3,617	$2,265	$3,299	$4,171	$4,256
Average total loans	$2,683,476	$2,511,460	$2,442,802	$1,851,669	$1,831,218
Average deposits	$3,720,850	$3,327,812	$3,432,771	$2,612,252	$2,590,933
Average demand deposits - noninterest-bearing	$1,660,547	$1,438,944	$1,452,893	$1,041,712	$1,001,914
Average interest-bearing deposits	$2,060,303	$1,888,868	$1,979,878	$1,570,540	$1,589,019
Average interest-bearing liabilities	$2,099,982	$1,928,770	$2,027,106	$1,610,168	$1,628,554
Average equity	$572,939	$579,051	$558,478	$391,086	$380,605
Average tangible equity	$386,223	$391,546	$378,185	$296,645	$285,658

(1)Provision for credit losses on loans for the quarters ended June 30 and March 31, 2020, Provision for loan losses for the prior periods

	End of Period:			Percent Change From:
CONSOLIDATED BALANCE SHEETS	June 30,	March 31,	June 30,	March 31,	June 30,
(in $000’s, unaudited)	2020	2020	2019	2020	2019
ASSETS
Cash and due from banks	$40,108	$36,998	$36,302	8%	10%
Other investments and interest-bearing deposits
in other financial institutions	885,792	406,399	239,710	118%	270%
Securities available-for-sale, at fair value	323,565	373,570	383,156	(13)%	(16)%
Securities held-to-maturity, at amortized cost	322,677	348,044	351,399	(7)%	(8)%
Loans held-for-sale - SBA, including deferred costs	4,324	2,415	5,202	79%	(17)%
Loans:
Commercial	553,843	696,168	545,092	(20)%	2%
SBA PPP loans	324,550	—	—	N/A	N/A
Real estate:
CRE - owner occupied	553,463	539,465	421,970	3%	31%
CRE - non-owner occupied	725,776	748,245	517,604	(3)%	40%
Land and construction	138,284	153,321	97,753	(10)%	41%
Home equity	112,679	117,544	95,886	(4)%	18%
Multifamily	169,637	170,292	82,293	0%	106%
Residential mortgages	95,033	95,808	97,530	(1)%	(3)%
Consumer and other	22,759	33,326	19,863	(32)%	15%
Loans	2,696,024	2,554,169	1,877,991	6%	44%
Deferred loan fees, net	(9,635)	(258)	(224)	3634%	4201%
Total loans, net of deferred costs and fees	2,686,389	2,553,911	1,877,767	5%	43%
Allowance for credit losses on loans(1)	(45,444)	(44,703)	(26,631)	2%	71%
Loans, net	2,640,945	2,509,208	1,851,136	5%	43%
Company-owned life insurance	76,944	76,485	62,522	1%	23%
Premises and equipment, net	9,500	9,025	6,975	5%	36%
Goodwill	167,631	167,371	83,753	0%	100%
Other intangible assets	18,593	19,557	10,900	(5)%	71%
Accrued interest receivable and other assets	124,322	129,090	76,976	(4)%	62%
Total assets	$4,614,401	$4,078,162	$3,108,031	13%	48%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand, noninterest-bearing	$1,714,058	$1,444,534	$994,082	19%	72%
Demand, interest-bearing	934,780	810,425	682,114	15%	37%
Savings and money market	1,091,740	949,076	788,832	15%	38%
Time deposits-under $250	49,493	51,009	53,351	(3)%	(7)%
Time deposits-$250 and over	93,822	96,540	88,519	(3)%	6%
CDARS - money market and time deposits	16,333	15,055	15,575	8%	5%
Total deposits	3,900,226	3,366,639	2,622,473	16%	49%
Subordinated debt, net of issuance costs	39,646	39,600	39,461	0%	0%
Accrued interest payable and other liabilities	99,722	100,482	57,989	(1)%	72%
Total liabilities	4,039,594	3,506,721	2,719,923	15%	49%

Shareholders’ Equity:
Common stock	492,333	491,347	302,305	0%	63%
Retained earnings	87,654	84,803	92,105	3%	(5)%
Accumulated other comprehensive loss	(5,180)	(4,709)	(6,302)	(10)%	18%
Total shareholders' equity	574,807	571,441	388,108	1%	48%
Total liabilities and shareholders’ equity	$4,614,401	$4,078,162	$3,108,031	13%	48%

(1)Allowance for credit losses on loans at June 30, 2020 and March 31, 2020, Allowance for loan losses June 30, 2019

	End of Period:
CONSOLIDATED BALANCE SHEETS	June 30,	March 31,	December 31,	September 30,	June 30,
(in $000’s, unaudited)	2020	2020	2019	2019	2019
ASSETS
Cash and due from banks	$40,108	$36,998	$49,447	$48,121	$36,302
Other investments and interest-bearing deposits
in other financial institutions	885,792	406,399	407,923	367,662	239,710
Securities available-for-sale, at fair value	323,565	373,570	404,825	333,101	383,156
Securities held-to-maturity, at amortized cost	322,677	348,044	366,560	342,033	351,399
Loans held-for-sale - SBA, including deferred costs	4,324	2,415	1,052	3,571	5,202
Loans:
Commercial	553,843	696,168	603,345	503,075	545,092
SBA PPP loans	324,550	—	—	—	—
Real estate:
CRE - owner occupied	553,463	539,465	548,907	437,527	421,970
CRE - non-owner occupied	725,776	748,245	767,821	542,761	517,604
Land and construction	138,284	153,321	147,189	96,679	97,753
Home equity	112,679	117,544	151,775	94,476	95,886
Multifamily	169,637	170,292	180,623	86,275	82,293
Residential mortgages	95,033	95,808	100,759	93,099	97,530
Consumer and other	22,759	33,326	33,744	21,600	19,863
Loans	2,696,024	2,554,169	2,534,163	1,875,492	1,877,991
Deferred loan fees, net	(9,635)	(258)	(319)	(105)	(224)
Total loans, net of deferred fees	2,686,389	2,553,911	2,533,844	1,875,387	1,877,767
Allowance for credit losses on loans(1)	(45,444)	(44,703)	(23,285)	(25,895)	(26,631)
Loans, net	2,640,945	2,509,208	2,510,559	1,849,492	1,851,136
Company-owned life insurance	76,944	76,485	76,027	62,858	62,522
Premises and equipment, net	9,500	9,025	8,250	6,849	6,975
Goodwill	167,631	167,371	167,420	83,753	83,753
Other intangible assets	18,593	19,557	20,415	10,346	10,900
Accrued interest receivable and other assets	124,322	129,090	96,985	74,685	76,976
Total assets	$4,614,401	$4,078,162	$4,109,463	$3,182,471	$3,108,031

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand, noninterest-bearing	$1,714,058	$1,444,534	$1,450,873	$1,094,953	$994,082
Demand, interest-bearing	934,780	810,425	798,375	666,054	682,114
Savings and money market	1,091,740	949,076	982,430	761,471	788,832
Time deposits-under $250	49,493	51,009	54,361	53,560	53,351
Time deposits-$250 and over	93,822	96,540	99,882	95,543	88,519
CDARS - money market and time deposits	16,333	15,055	28,847	17,409	15,575
Total deposits	3,900,226	3,366,639	3,414,768	2,688,990	2,622,473
Subordinated debt, net of issuance costs	39,646	39,600	39,554	39,507	39,461
Other short-term borrowings	—	—	328	—	—
Accrued interest payable and other liabilities	99,722	100,482	78,105	58,628	57,989
Total liabilities	4,039,594	3,506,721	3,532,755	2,787,125	2,719,923

Shareholders’ Equity:
Common stock	492,333	491,347	489,745	302,983	302,305
Retained earnings	87,654	84,803	96,741	98,161	92,105
Accumulated other comprehensive loss	(5,180)	(4,709)	(9,778)	(5,798)	(6,302)
Total shareholders' equity	574,807	571,441	576,708	395,346	388,108
Total liabilities and shareholders’ equity	$4,614,401	$4,078,162	$4,109,463	$3,182,471	$3,108,031

(1)Allowance for credit losses on loans at June 30, 2020 and March 31, 2020, Allowance for loan losses for the prior periods

	End of Period:			Percent Change From:
CREDIT QUALITY DATA	June 30,	March 31,	June 30,	March 31,	June 30,
(in $000’s, unaudited)	2020	2020	2019	2020	2019
Nonaccrual loans - held-for-investment	$8,457	$11,646	$15,695	(27)%	(46)%
Restructured and loans over 90 days past due
and still accruing	668	442	1,323	51%	(50)%
Total nonperforming loans	9,125	12,088	17,018	(25)%	(46)%
Foreclosed assets	—	—	—	N/A	N/A
Total nonperforming assets	$9,125	$12,088	$17,018	(25)%	(46)%
Other restructured loans still accruing	$64	$103	$175	(38)%	(63)%
Net charge-offs (recoveries) during the quarter	$373	$422	$(53)	(12)%	804%
Provision for credit losses on loans during the quarter(1)	$1,114	$13,270	$(740)	(92)%	251%
Adoption of Topic 326	$—	$8,570	$—	(100)%	N/A
Allowance for credit losses on loans(2)	$45,444	$44,703	$26,631	2%	71%
Classified assets	$31,452	$39,603	$31,176	(21)%	1%
Allowance for credit losses on loans to total loans(2)	1.69%	1.75%	1.42%	(3)%	19%
Allowance for credit losses on loans to total nonperforming loans(2)	498.02%	369.81%	156.49%	35%	218%
Nonperforming assets to total assets	0.20%	0.30%	0.55%	(33)%	(64)%
Nonperforming loans to total loans	0.34%	0.47%	0.91%	(28)%	(63)%
Classified assets to Heritage Commerce Corp
Tier 1 capital plus allowance for credit losses on loans(2)	7%	9%	10%	(22)%	(30)%
Classified assets to Heritage Bank of Commerce
Tier 1 capital plus allowance for credit losses on loans(2)	7%	9%	9%	(22)%	(22)%

OTHER PERIOD-END STATISTICS
(in $000’s, unaudited)
Heritage Commerce Corp:
Tangible common equity (3)	$388,583	$384,513	$293,455	1%	32%
Shareholders’ equity / total assets	12.46%	14.01%	12.49%	(11)%	0%
Tangible common equity / tangible assets (4)	8.78%	9.88%	9.74%	(11)%	(10)%
Loan to deposit ratio	68.88%	75.86%	71.60%	(9)%	(4)%
Noninterest-bearing deposits / total deposits	43.95%	42.91%	37.91%	2%	16%
Total risk-based capital ratio	15.9%	14.8%	15.9%	7%	0%
Tier 1 risk-based capital ratio	13.3%	12.4%	13.0%	7%	2%
Common Equity Tier 1 risk-based capital ratio	13.3%	12.4%	13.0%	7%	2%
Leverage ratio	9.4%	10.2%	9.9%	(8)%	(5)%
Heritage Bank of Commerce:
Total risk-based capital ratio	15.1%	14.1%	14.9%	7%	1%
Tier 1 risk-based capital ratio	13.9%	12.9%	13.7%	8%	1%
Common Equity Tier 1 risk-based capital ratio	13.9%	12.9%	13.7%	8%	1%
Leverage ratio	9.8%	10.6%	10.5%	(8)%	(7)%

(1)	Provision (credit) for credit losses on loans for the quarters ended June 30, 2020 and March 31, 2020, Provision (credit) for loan losses for the quarter ended June 30, 2019
(2)	Allowance for credit losses on loans at June 30, 2020 and March 31, 2020, Allowance for loan losses for the quarter ended June 30, 2019
(3)	Represents shareholders' equity minus goodwill and other intangible assets
(4)	Represents shareholders' equity minus goodwill and other intangible assets divided by total assets minus goodwill and other intangible assets

	End of Period:
CREDIT QUALITY DATA	June 30,	March 31,	December 31,	September 30,	June 30,
(in $000’s, unaudited)	2020	2020	2019	2019	2019
Nonaccrual loans - held-for-investment	$8,457	$11,646	$8,675	$13,638	$15,695
Restructured and loans over 90 days past due
and still accruing	668	442	1,153	609	1,323
Total nonperforming loans	9,125	12,088	9,828	14,247	17,018
Foreclosed assets	—	—	—	—	—
Total nonperforming assets	$9,125	$12,088	$9,828	$14,247	$17,018
Other restructured loans still accruing	$64	$103	$436	$247	$175
Net charge-offs (recoveries) during the quarter	$373	$422	$5,833	$160	$(53)
Provision for credit losses on loans during the quarter(1)	$1,114	$13,270	$3,223	$(576)	$(740)
Adoption of Topic 326	$—	$8,570	$—	$—	$—
Allowance for credit losses on loans(2)	$45,444	$44,703	$23,285	$25,895	$26,631
Classified assets	$31,452	$39,603	$32,579	$20,225	$31,176
Allowance for credit losses on loans to total loans(2)	1.69%	1.75%	0.92%	1.38%	1.42%
Allowance for credit losses on loans to total nonperforming loans(2)	498.02%	369.81%	236.93%	181.76%	156.49%
Nonperforming assets to total assets	0.20%	0.30%	0.24%	0.45%	0.55%
Nonperforming loans to total loans	0.34%	0.47%	0.39%	0.76%	0.91%
Classified assets to Heritage Commerce Corp
Tier 1 capital plus allowance for credit losses on loans(2)	7%	9%	8%	6%	10%
Classified assets to Heritage Bank of Commerce
Tier 1 capital plus allowance for credit losses on loans(2)	7%	9%	7%	6%	9%

OTHER PERIOD-END STATISTICS
(in $000’s, unaudited)
Heritage Commerce Corp:
Tangible common equity (3)	$388,583	$384,513	$388,873	$301,247	$293,455
Shareholders’ equity / total assets	12.46%	14.01%	14.03%	12.42%	12.49%
Tangible common equity / tangible assets (4)	8.78%	9.88%	9.92%	9.75%	9.74%
Loan to deposit ratio	68.88%	75.86%	74.20%	69.74%	71.60%
Noninterest-bearing deposits / total deposits	43.95%	42.91%	42.49%	40.72%	37.91%
Total risk-based capital ratio	15.9%	14.8%	14.6%	16.2%	15.9%
Tier 1 risk-based capital ratio	13.3%	12.4%	12.5%	13.3%	13.0%
Common Equity Tier 1 risk-based capital ratio	13.3%	12.4%	12.5%	13.3%	13.0%
Leverage ratio	9.4%	10.2%	9.8%	10.0%	9.9%
Heritage Bank of Commerce:
Total risk-based capital ratio	15.1%	14.1%	13.9%	15.2%	14.9%
Tier 1 risk-based capital ratio	13.9%	12.9%	13.1%	14.1%	13.7%
Common Equity Tier 1 risk-based capital ratio	13.9%	12.9%	13.1%	14.1%	13.7%
Leverage ratio	9.8%	10.6%	10.2%	10.6%	10.5%

(1)	Provision for credit losses on loans for the quarters ended June 30, 2020 and March 31, 2020, Provision (credit) for loan losses for the prior periods
(2)	Allowance for credit losses on loans at June 30, 2020 and March 31, 2020, Allowance for loan losses for the prior periods
(3)	Represents shareholders' equity minus goodwill and other intangible assets
(4)	Represents shareholders' equity minus goodwill and other intangible assets divided by total assets minus goodwill and other intangible assets

	For the Quarter Ended			For the Quarter Ended
	June 30, 2020			June 30, 2019
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000’s, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross (1)(2)	$2,687,093	$32,845	4.92%	$1,835,474	$27,251	5.96%
Securities - taxable	611,709	3,155	2.07%	707,710	4,136	2.34%
Securities - exempt from Federal tax (3)	76,160	612	3.23%	85,329	692	3.25%
Other investments and interest-bearing deposits
in other financial institutions	700,711	648	0.37%	216,164	1,556	2.89%
Total interest earning assets (3)	4,075,673	37,260	3.68%	2,844,677	33,635	4.74%
Cash and due from banks	37,716			37,051
Premises and equipment, net	9,096			7,050
Goodwill and other intangible assets	186,716			94,947
Other assets	125,037			86,318
Total assets	$4,434,238			$3,070,043

Liabilities and shareholders’ equity:
Deposits:
Demand, noninterest-bearing	$1,660,547			$1,001,914

Demand, interest-bearing	890,158	525	0.24%	686,872	612	0.36%
Savings and money market	1,009,078	794	0.32%	744,475	1,034	0.56%
Time deposits - under $100	17,825	18	0.41%	19,267	22	0.46%
Time deposits - $100 and over	127,877	277	0.87%	126,303	326	1.04%
CDARS - money market and time deposits	15,365	1	0.03%	12,102	1	0.03%
Total interest-bearing deposits	2,060,303	1,615	0.32%	1,589,019	1,995	0.50%
Total deposits	3,720,850	1,615	0.17%	2,590,933	1,995	0.31%

Subordinated debt, net of issuance costs	39,617	577	5.86%	39,431	577	5.87%
Short-term borrowings	62	—	0.00%	104	1	3.86%
Total interest-bearing liabilities	2,099,982	2,192	0.42%	1,628,554	2,573	0.63%
Total interest-bearing liabilities and demand,
noninterest-bearing / cost of funds	3,760,529	2,192	0.23%	2,630,468	2,573	0.39%
Other liabilities	100,770			58,970
Total liabilities	3,861,299			2,689,438
Shareholders’ equity	572,939			380,605
Total liabilities and shareholders’ equity	$4,434,238			$3,070,043

Net interest income (3) / margin		35,068	3.46%		31,062	4.38%
Less tax equivalent adjustment (3)		(128)			(146)
Net interest income		$34,940			$30,916

(1)	Includes loans held-for-sale. Nonaccrual loans are included in average balance.
(2)	Yield amounts earned on loans include fees and costs. The accretion of net deferred loan fees into loan interest income was $773,000 for the second quarter of 2020 (of which $637,000 was from PPP loans), compared to $210,000 for the second quarter of 2019.
(3)	Reflects the fully tax equivalent adjustment for Federal tax-exempt income based on a 21%.

	For the Quarter Ended			For the Quarter Ended
	June 30, 2020			March 31, 2020
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000’s, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross (1)(2)	$2,687,093	$32,845	4.92%	$2,513,725	$34,782	5.57%
Securities - taxable	611,709	3,155	2.07%	670,299	3,948	2.37%
Securities - exempt from Federal tax (3)	76,160	612	3.23%	80,369	647	3.24%
Other investments and interest-bearing deposits
in other financial institutions	700,711	648	0.37%	400,758	1,701	1.71%
Total interest earning assets (3)	4,075,673	37,260	3.68%	3,665,151	41,078	4.51%
Cash and due from banks	37,716			44,539
Premises and equipment, net	9,096			8,607
Goodwill and other intangible assets	186,716			187,505
Other assets	125,037			127,349
Total assets	$4,434,238			$4,033,151

Liabilities and shareholders’ equity:
Deposits:
Demand, noninterest-bearing	$1,660,547			$1,438,944

Demand, interest-bearing	890,158	525	0.24%	800,800	542	0.27%
Savings and money market	1,009,078	794	0.32%	920,422	914	0.40%
Time deposits - under $100	17,825	18	0.41%	18,777	22	0.47%
Time deposits - $100 and over	127,877	277	0.87%	132,314	305	0.93%
CDARS - money market and time deposits	15,365	1	0.03%	16,555	2	0.05%
Total interest-bearing deposits	2,060,303	1,615	0.32%	1,888,868	1,785	0.38%
Total deposits	3,720,850	1,615	0.17%	3,327,812	1,785	0.22%

Subordinated debt, net of issuance costs	39,617	577	5.86%	39,571	577	5.86%
Short-term borrowings	62	—	0.00%	331	—	0.00%
Total interest-bearing liabilities	2,099,982	2,192	0.42%	1,928,770	2,362	0.49%
Total interest-bearing liabilities and demand,
noninterest-bearing / cost of funds	3,760,529	2,192	0.23%	3,367,714	2,362	0.28%
Other liabilities	100,770			86,386
Total liabilities	3,861,299			3,454,100
Shareholders’ equity	572,939			579,051
Total liabilities and shareholders’ equity	$4,434,238			$4,033,151

Net interest income (3) / margin		35,068	3.46%		38,716	4.25%
Less tax equivalent adjustment (3)		(128)			(136)
Net interest income		$34,940			$38,580

(1)	Includes loans held-for-sale. Nonaccrual loans are included in average balance.
(2)	Yield amounts earned on loans include fees and costs. The accretion of net deferred loan fees into loan interest income was $773,000 for the second quarter of 2020 (of which 637,000 was from PPP loans), compared to $139,000 for the first quarter of 2020.
(3)	Reflects the fully tax equivalent adjustment for Federal tax-exempt income based on a 21%.

	For the Six Months Ended			For the Six Months Ended
	June 30, 2020			June 30, 2019
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000’s, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross (1)(2)	$2,600,409	$67,627	5.23%	$1,836,277	$54,058	5.94%
Securities - taxable	641,004	7,103	2.23%	724,406	8,645	2.41%
Securities - exempt from Federal tax (3)	78,265	1,259	3.23%	85,634	1,386	3.26%
Other investments, interest-bearing deposits in other
financial institutions and Federal funds sold	550,734	2,349	0.86%	218,704	3,141	2.90%
Total interest earning assets (3)	3,870,412	78,338	4.07%	2,865,021	67,230	4.73%
Cash and due from banks	41,128			37,129
Premises and equipment, net	8,851			7,070
Goodwill and other intangible assets	187,110			95,249
Other assets	126,192			85,235
Total assets	$4,233,693			$3,089,704

Liabilities and shareholders’ equity:
Deposits:
Demand, noninterest-bearing	$1,549,745			$1,012,967

Demand, interest-bearing	845,479	1,067	0.25%	694,246	1,230	0.36%
Savings and money market	964,750	1,708	0.36%	747,815	1,941	0.52%
Time deposits - under $100	18,301	40	0.44%	19,820	44	0.45%
Time deposits - $100 and over	130,096	582	0.90%	126,436	613	0.98%
CDARS - money market and time deposits	15,960	3	0.04%	12,709	3	0.05%
Total interest-bearing deposits	1,974,586	3,400	0.35%	1,601,026	3,831	0.48%
Total deposits	3,524,331	3,400	0.19%	2,613,993	3,831	0.30%

Subordinated debt, net of issuance costs	39,594	1,154	5.86%	39,408	1,148	5.87%
Short-term borrowings	196	—	0.00%	105	1	1.92%
Total interest-bearing liabilities	2,014,376	4,554	0.45%	1,640,539	4,980	0.61%
Total interest-bearing liabilities and demand,
noninterest-bearing / cost of funds	3,564,121	4,554	0.26%	2,653,506	4,980	0.38%
Other liabilities	93,577			60,447
Total liabilities	3,657,698			2,713,953
Shareholders’ equity	575,995			375,751
Total liabilities and shareholders’ equity	$4,233,693			$3,089,704

Net interest income (3) / margin		73,784	3.83%		62,250	4.38%
Less tax equivalent adjustment (3)		(264)			(292)
Net interest income		$73,520			$61,958

(1)	Includes loans held-for-sale. Nonaccrual loans are included in average balance.
(2)	Yield amounts earned on loans include fees and costs. The accretion of net deferred loan fees into loan interest income was $912,000 for the first six months ended June 30, 2020 (of which $637,000 was from PPP loans), compared to $301,000 for the first six months ended June 30, 2019.
(3)	Reflects the fully tax equivalent adjustment for Federal tax-exempt income based on a 21%.